As filed with the Securities and Exchange Commission on May 10, 2017
Registration No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WELBILT, INC.
(Exact name of registrant as specified in its charter)
Delaware	47-4625716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2227 Welbilt Boulevard
New Port Richey, Florida 34655
(727) 375-7010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel H. Horn
Senior Vice President, General Counsel and Secretary
2227 Welbilt Boulevard
New Port Richey, Florida 34655
(727) 375-7010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark T. Plichta
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,439,544 shares (1)(2)	$20.50 (3)	$70,510,652 (3)	$6,211 (3)(4)
(1)
Represents the maximum number of shares of common stock, $0.01 par value (“Common Stock”), of Welbilt, Inc. issuable pursuant to the Welbilt, Inc. 2016 Omnibus Incentive Plan (the “Plan”) being registered hereon.

(2)
The Plan provides for possible adjustment of the number, type or exercise price of securities subject to outstanding awards in the event of certain capital or other changes affecting the Common Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(3)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of Welbilt, Inc.’s Common Stock as reported on the New York Stock Exchange on May 3, 2017 within five business days prior to filing.

(4)
Pursuant to Rule 457(p) under the Securities Act, the $1,962.14 remaining unused registration fee associated with the Registration Statement on Form S-1 (Registration No. 333-211876) filed on June 6, 2016, is being carried forward and set off against the registration fee due for this offering.

PROSPECTUS
Welbilt, Inc.
Welbilt, Inc.
2016 Omnibus Incentive Plan
The 3,439,544 shares of common stock, $0.01 par value (“Common Stock”), covered by this prospectus may be acquired by certain participants in the Welbilt, Inc. 2016 Omnibus Incentive Plan (the “Plan”) pursuant to awards under the Plan (the “awards”), including upon the exercise of certain options to purchase our Common Stock. See “Plan of Distribution.” All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.
Our Common Stock is listed on the New York Stock Exchange under the symbol “WBT.”
In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4.
____________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________
The date of this prospectus is May 10, 2017.

Table Of Contents
Page No.

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	4
USE OF PROCEEDS	5
PLAN OF DISTRIBUTION	6
DESCRIPTION OF AWARD ADJUSTMENTS	6
WELBILT, INC. 2016 OMNIBUS INCENTIVE PLAN	7
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	15
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	19
WHERE YOU CAN FIND MORE INFORMATION	20
LEGAL MATTERS	21
EXPERTS	21

Presentation of Information
On March 4, 2016, The Manitowoc Company, Inc. (“MTW”) distributed all of Manitowoc Foodservice, Inc.’s Common Stock to MTW’s shareholders on a pro rata basis, and Manitowoc Foodservice, Inc. became an independent publicly traded company (the “Spin-Off”). On March 3, 2017, the Company changed its name from “Manitowoc Foodservice, Inc.” to “Welbilt, Inc.” by filing a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
Unless otherwise expressly stated or the context otherwise requires, references to “we,” “our,” “us,” “the Company” or “Welbilt”, refers to Welbilt, Inc., a Delaware corporation incorporated in 2015, and its consolidated subsidiaries or, in the case of information as of dates or for periods prior to our separation from MTW, the combined entities of the foodservice business, and certain other assets and liabilities that were historically held at the MTW corporate level, but were specifically identifiable and attributable to the foodservice business.
ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement and in any other offering material. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus, any supplement to this prospectus or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.
The exhibits to the registration statement contain the full text of certain documents that we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Statements in this prospectus that are not historical facts are forward-looking statements, which are based upon the Company’s current expectations, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from what appears within this prospectus. Forward-looking statements include descriptions of plans and objectives for future operations, and the assumptions behind those plans. The words "anticipates," "believes," "intends," "estimates," "targets," "expects," "could," "will," "may" or similar expressions, usually identify forward-looking statements. Any and all projections of future performance are forward-looking statements. In addition to the assumptions, uncertainties, and other information referred to specifically in the forward-looking statements, a number of factors could cause actual results to be significantly different from what is presented in this prospectus. Additional information concerning these factors is contained in our filings with the SEC, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements speak only as of the date of this prospectus. We assume no obligation, and disclaim any obligation, to update the information contained in this prospectus.

PROSPECTUS SUMMARY
The following is a summary of some of the information contained in this prospectus. This summary does not contain all the details concerning Welbilt, the securities offered hereby or other information that may be important to you. We urge you to read this entire document and documents incorporated herein by reference carefully.
Our Company
Welbilt is one of the world's leading commercial foodservice equipment companies. We design, manufacture and supply best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service.
We intend to achieve sustainable growth globally and drive increased profitability by leveraging our position as a leading commercial foodservice equipment provider, while selectively pursuing strategic acquisitions and partnerships, growing our customer base, expanding the frontiers of foodservice innovation and continuing to attract and grow industry-leading talent.
We operate 18 manufacturing facilities throughout the Americas, Europe and Asia. Our former parent, MTW, was founded in 1902 and began building commercial ice machines in 1966. Over time, we have become an industry-leading manufacturer of foodservice equipment. On March 6, 2017, we rebranded the Company, our logo and our brand identity to Welbilt, Inc. The new name and brand represent a long-standing commitment to put customers’ needs first. This change is part of our strategic repositioning after we spun off from MTW on March 4, 2016.
Today, we sell through a global network of over 3,000 distributors and dealers in over 100 countries. The Company has approximately 5,500 employees and generated sales of $1.46 billion in 2016. Our portfolio of award-winning brands includes Cleveland™, Convotherm®, Delfield®, fitKitchenSM, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. All of our products are supported by KitchenCare®, our aftermarket parts and repair service business.
Our principal executive offices are located at 2227 Welbilt Boulevard, New Port Richey, Florida 34655, and our telephone number is (727) 375-7010.

THE OFFERING

Securities Offered	3,439,544 shares of Common Stock, to be issued pursuant to the Plan
Use of Proceeds	We intend to use any proceeds received by us from the exercise of stock options covered by the Plan for general corporate purposes
Listing	Our Common Stock is listed on the New York Stock Exchange under the symbol “WBT”

RISK FACTORS
An investment in our Common Stock involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, before making an investment decision. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

USE OF PROCEEDS
Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes. These proceeds represent the exercise prices for the stock options.

PLAN OF DISTRIBUTION
In connection with the Spin-Off, then-current holders of MTW equity awards under MTW’s equity compensation programs received “Replacement Awards,” meaning they had those awards adjusted into an award based on MTW’s common stock and an award based on our Common Stock, as described below under
“-Description of Award Adjustments.” The awards based on our Common Stock were granted by us under the Plan, in accordance with the terms of the employee matters agreement that we entered into with MTW in connection with the Spin-Off, and were made in substitution of, or in connection with stock options, restricted shares, restricted stock units and performance shares that were granted under a MTW equity compensation program. The registration statement of which this prospectus forms a part covers Replacement Awards that were granted to individuals who, at the time of the Spin-Off, were not employed by us or were no longer employed by, or serving on the board of directors of, MTW or their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Replacement Awards. The prospectus does not cover any Replacement Awards that were granted to any individual who, at the time of the Spin-Off, was employed by or served on the board of directors of Welbilt, or any other awards that we have granted or may grant under the Plan after the Spin-Off.
DESCRIPTION OF AWARD ADJUSTMENTS
In connection with the Spin-Off, each outstanding MTW stock option, restricted share, restricted stock unit and performance share was treated in a manner similar to that experienced by MTW shareholders with respect to their MTW common stock. More specifically, each of these awards was deemed bifurcated into two separate awards: (1) a modified award covering MTW common stock; and (2) a new award of the same type covering Welbilt Common Stock. Each of these two awards is subject to the same terms and conditions as the terms and conditions applicable to the original MTW award prior to the Spin-Off, except:

•
with respect to each modified stock option award covering MTW common stock and new stock option award covering Welbilt Common Stock, the per-share exercise price for such award was adjusted so that the two awards, together, retained, in the aggregate, the same intrinsic value that the original MTW stock option award had immediately prior to the Spin-Off (subject to rounding);

•
with respect to performance shares subject to performance goals relating to performance periods that were incomplete at the time of the Spin-Off, the performance goals were deemed met at the target level and the number of performance shares was calculated with no proration, but the performance shares will remain subject to continued time-based vesting until the end of the applicable performance period;

•
with respect to any continuous employment requirement associated with any equity-based incentive awards, such requirement will be satisfied (a) by a Welbilt employee based on his or her continuous employment with Welbilt (for equity-based incentive awards of either Welbilt or MTW) and (b) by a MTW employee based on his or her continuous employment with MTW (for equity-based incentive awards of either MTW or Welbilt); and

•
to the extent any original MTW equity-based incentive award was subject to potential accelerated vesting or exercisability in the event of a “change of control” or similar event, the corresponding post-Spin-Off MTW and Welbilt equity-based incentive awards will generally accelerate in the same manner in the event of (a) a change of control or similar event of the issuer of the shares underlying such awards, or (b) a change of control or similar event of the employer of the grantee.

WELBILT, INC. 2016 OMNIBUS INCENTIVE PLAN
General
The Plan authorizes the grant of various forms of equity-based or cash incentive awards to participants in the Plan on the terms described in the Plan.
Purposes
The two complementary purposes of the Plan are to help us attract, retain, focus and motivate our executives and other key employees, directors, consultants and advisors and to increase stockholder value. The Plan will accomplish these purposes by offering participants the opportunity to acquire shares of our Common Stock, receive monetary payments based on the value of such Common Stock or receive other incentive compensation on the terms that the Plan provides. In addition, the Plan permits the issuance of Replacement Awards, which were granted in partial substitution for awards relating to shares of common stock of MTW immediately prior to the Spin-Off, in accordance with the terms of an Employee Matters Agreement into which MTW and the Company entered in connection with the Spin-off (the “Employee Matters Agreement”).
Administration and Eligibility for Participation
The Plan is administered by the Compensation Committee of our Board of Directors (our “Board”), the Board or another committee (we refer to the applicable committee or the Board, as the case may be, as the “administrator”). The administrator may designate any of the following as a participant under the Plan to the extent consistent with its authority: any officer or other employee of our Company or its affiliates; any individual whom we or an affiliate have engaged to become an officer or employee; any consultant or advisor who provides services to our Company or its affiliates; or any director, including a non-employee director. In addition, any participant who is a current or former employee, officer or member of the board of directors of MTW or any of its subsidiaries and who held an award, as of the date immediately prior to the Spin-Off, under The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan or any similar or predecessor plan sponsored by MTW or any of its subsidiaries under which any awards remain outstanding as of the date immediately prior to the Spin-Off shall be eligible to receive with respect to such awards only Replacement Awards. The number of shares to be subject to a Replacement Award and the other terms and conditions of each Replacement Award, including the exercise or grant price, as applicable, is determined by the administrator, all in accordance with the terms of the Employee Matters Agreement.
The administrator has full discretionary authority to administer the Plan, including but not limited to the authority to: (i) interpret the provisions of the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any award or any award agreement in the manner and to the extent it deems desirable to carry this Plan or such award into effect; and (iv) make all other determinations necessary or advisable for the administration of the Plan. All administrator determinations are made in the sole discretion of the administrator and are final and binding on all interested parties.
Our Board may delegate some or all of its authority under the Plan to a committee of the Board, and the Compensation Committee may delegate some or all of its authority under the Plan to one or more of our officers, subject in each case to limitations specified in the Plan.
Types of Awards
Awards under the Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, shares of our Common Stock, dividend equivalent units, incentive cash awards or other awards based on our Common Stock. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the Plan’s prohibitions on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved under the Plan
An aggregate of 9,800,000 shares of Common Stock have been reserved for issuance under the Plan. In addition, as described above, the Plan authorizes shares for issuance under the Replacement Awards. No more than 9,800,000 shares of Common Stock may be issued upon the exercise of incentive stock options. The number of shares reserved for issuance under the Plan is reduced by the maximum number of shares, if any, that may be issuable under an award as determined on the date of the grant of the award, except that the total number of shares reserved is reduced by one and one-half shares for each share delivered in payment or settlement of a full-value award. “Full-value awards” include restricted stock, restricted stock units payable in shares of Common Stock, performance shares, performance units payable in shares of Common Stock and any other similar award payable in shares of Common Stock under which the value of the award is measured as the full value of a share of Common Stock, rather than the increase in the value of a share of Common Stock.
In general, if an award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares under the award (whether due currently or on a deferred basis); it is determined during or at the conclusion of the term of an award granted under the Plan that all or some portion of the shares with respect to which the award was granted will not be issuable, or that other compensation with respect to shares covered by the award will not be payable on the basis that the conditions for such issuance will not be satisfied; shares are forfeited under an award; or shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares; then in each and every case such shares will again be available for issuance under the Plan.
Options and Stock Appreciation Rights
Options
The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option. A stock option gives the participant the right to purchase shares of our Common Stock at a fixed price, called the “option price,” after the vesting conditions of the option are met and prior to the date the option expires or terminates. The administrator fixes the option price per share of Common Stock, which may not be less than the fair market value of the Common Stock on the date of grant (except with respect to Replacement Awards or pursuant to other sections as described in the Plan). Fair market value is defined as the last sales price of a share of our Common Stock as reported online or in print by The Wall Street Journal for the date in question, or if no sales of our Common Stock occur on such date, on the last preceding date on which there was such a sale. The administrator determines the expiration date of each option, but the expiration date cannot be later than 10 years after the grant date. Options are exercisable at such times and are subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price is payable to us in full upon exercise.
The specific terms and conditions of a participant’s option will be set forth in an award agreement delivered to the participant.
Stock Appreciation Rights
The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or Common Stock with a fair market value, equal to the appreciation of the fair market value of a share of Common Stock (called the “grant price”) during a specified period of time. The Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including, among other things: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; a grant price that is not be less than the fair market value of the Common Stock subject to the stock appreciation right on the date of grant (except with respect to Replacement Awards or pursuant to other sections as described in the Plan); a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, Common Stock or a combination of the two.
The specific terms and conditions of a participant’s stock appreciation right will be set forth in an award agreement delivered to the participant.
Repricing Prohibited
Neither the administrator nor any other person may amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or cancel outstanding stock options or stock appreciation rights with an exercise price above the current per share price of the Common Stock in exchange for cash or other securities.

Backdating Prohibited
The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.
Performance and Stock Awards
The administrator has the authority to grant awards of restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Common Stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of Common Stock. Performance shares means the right to receive shares of Common Stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals are achieved.
The administrator determines all terms and conditions of these types of awards, including, among other things: whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; whether the restrictions imposed on restricted stock or restricted stock units will lapse, and any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement; the length of the vesting and/or performance period (provided that any period of vesting applicable to restricted stock or restricted stock units that are not subject to a performance goal, not Replacement Awards and granted to a participant other than a non-employee director may not lapse more quickly than ratably over three years from the date of grant, subject to exceptions specified in the Plan) and, if different, the date on which payment of the benefit provided under the award is made; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Common Stock; and, with respect to restricted stock units and performance units, whether the awards settle in cash, in shares of Common Stock, or in a combination of the two.
The specific terms and conditions of a participant’s award of restricted stock, restricted stock units, performance shares or performance units will be set forth in an award agreement delivered to the participant.
Incentive Awards
The administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent performance goals are achieved. The administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the administrator specifies, although the administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or retirement (for awards not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”)), or such other circumstances as the administrator may specify. For long-term incentive awards, the performance period must relate to a period of more than one fiscal year.
The specific terms and conditions of a participant’s incentive award will be set forth in an award agreement or another document delivered to the participant.
Dividend Equivalent Units
The administrator has the authority to grant dividend equivalent units in connection with awards other than options, stock appreciation rights or other stock rights within the meaning of Code Section 409A. A dividend equivalent unit is the right to receive a payment, in cash or shares of Common Stock, equal to the cash dividends or other distributions that we pay with respect to a share of Common Stock. No dividend equivalent unit granted in tandem with another award may include vesting provisions more favorable to the participant than the vesting provisions, if any, to which the tandem award is subject. Any performance period applicable to an award of dividend equivalent units must relate to a period of at least one year except that, if the award is made in the year the Plan becomes effective, at the time of commencement of employment with us or on the occasion of a promotion, then the award may relate to a period shorter than one year.
The specific terms and conditions of a participant’s dividend equivalent units will be set forth in an award agreement delivered to the participant.

Other Awards
The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, either alone or in addition to or in conjunction with other awards, and payable in shares of Common Stock or cash. Such awards may include shares of unrestricted Common Stock, which may be awarded, without limitation (except as provided in the Plan), as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our Common Stock from us. The administrator determines all terms and conditions of the award, including but not limited to the time or times at which such award is made and the number of shares of Common Stock to be granted pursuant to such award or to which such award relates. Any award that provides for purchase rights must be priced at 100% of the fair market value of our Common Stock on the date of the award.
The specific terms and conditions of a participant’s award will be set forth in an award agreement or another document delivered to the participant.
Performance Goals
For purposes of the Plan, “performance goals” means any goals the administrator establishes that relate to one or more of the following with respect to us or any one or more of our subsidiaries, affiliates or other business units: revenue; cash flow; total stockholder return; dividends; debt; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net operating profit; net operating profit after taxes; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares; basic earnings per share; diluted earnings per share; return on stockholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); accounts receivable; average inventories (calculated by taking the average of inventories at the end of each month); inventories; return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; current assets; non-interest bearing current liabilities; net property, plant and equipment; operating assets; capitalized research and development; goodwill; accumulated amortization of goodwill; goodwill impairment; capital; cost of capital; cost of equity; cost of debt; bad debt reserves; inventory reserves; taxes; or a combination of these measures. In the case of awards that the administrator determines at the date of grant will not be considered “performance-based compensation” under Section 162(m) of the Code or will be subject to the transition period under Treasury Reg. Section 1.162-27(f)(4)(iii), the administrator may establish other performance goals not listed in the Plan. Notwithstanding the foregoing, with respect to a Replacement Award, “performance goal” shall mean any performance objective defined in the applicable agreement or other document evidencing the Replacement Award.
As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the administrator, will exclude the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions, dispositions or recapitalizations; (vii) impacts on interest expense, preferred dividends and share dilution as a result of debt and capital transactions; and (viii) extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, that, in case of each of the foregoing, we identify in our publicly filed periodic or current reports, our audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of our annual report. With respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Code and not subject to the transition period under Treasury Reg. Section 1.162-27(f)(4)(iii), such exclusions may be made only to the extent consistent with Section 162(m) of the Code. To the extent consistent with Section 162(m) of the Code, the administrator may also provide for other adjustments to performance goals in the award agreement or plan document evidencing any award at the time the award is granted. In addition, the administrator may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effects of changes in other laws or regulations affecting reported results; and (iii) accruals of any amounts for payment under the Plan or any other compensation arrangements that we maintain (except that, with respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Code, such adjustment may be made only to the extent consistent with Section 162(m) of the Code). Where applicable, the performance goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Award Limits
In order to qualify as “performance-based compensation” under Section 162(m) of the Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the Plan, no participant may be granted awards that could result in such participant: receiving options for, and/or stock appreciation rights with respect to, more than 2,000,000 shares of Common Stock (or 100,000 shares of Common Stock, in the case of a non-employee director) during any fiscal year; receiving awards of restricted stock and/or restricted stock units or other stock-based awards relating to more than 500,000 shares of Common Stock (or 35,000 shares of Common Stock, in the case of a non-employee director) during any fiscal year; receiving awards of performance shares and/or awards of performance units, the value of which is based on the fair market value of Common Stock, for more than 1,000,000 shares of Common Stock (or 70,000 shares of Common Stock, in the case of a non-employee director) during any fiscal year; receiving awards with a performance period of more than one year, including awards of performance units the value of which is not based on the fair market value of Common Stock, long-term incentive awards or dividend equivalent units, that would pay more than $10,000,000 (or $600,000, in the case of a non-employee director) in any fiscal year; or receiving awards with a performance period of not more than one year, including annual incentive awards, awards of performance units the value of which is not based on the fair market value of Common Stock or dividend equivalent units, that would pay more than $4,000,000 (or $200,000, in the case of a non-employee director) in any fiscal year. Each of these limitations is subject to adjustment as described in the Plan, during any time when we have a class of equity security registered under Section 12 of the Securities Exchange Act of 1934 and the transition period under Treasury Reg. Section 1.162-27(f)(4)(iii) has lapsed or does not apply.
Effect of Termination of Employment or Service on Awards
The administrator will have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of the participant’s termination of employment or service with us or our affiliates on the award. The Plan describes the treatment of awards upon various terminations in the event the administrator does not determine otherwise.
Restrictions on Transfer, Encumbrance and Disposition
Awards granted under the Plan generally may not be sold, assigned, mortgaged, pledged, exchanged, hypothecated or otherwise transferred, or encumbered or disposed of, by a participant other than by will or the laws of descent and distribution. During the lifetime of the participant, awards generally may be exercised only by the participant or the participant’s legal representative or by certain permitted transferees as provided in the Plan (or by the legal representative of the permitted transferee). Subsequent transfers of transferred awards are also generally prohibited. Any attempted transfer not permitted by the Plan will be null and void and have no legal effect, and the restrictions in the Plan, and any risk of forfeiture applicable to an award, will be enforceable against any permitted transferee.
Adjustments to the Plan and Awards
If:

•	we are involved in a merger or other transaction in which our Common Stock is changed or exchanged;

•
we subdivide or combine our Common Stock or we declare a dividend payable in our Common Stock, other securities (other than stock purchase rights issued pursuant to a stockholder rights agreement) or other property;

•
we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of Common Stock at the time the dividend is declared, or we effect any other dividend or other distribution on our Common Stock in the form of cash, or a repurchase of shares of Common Stock, that our Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our Common Stock; or

•
any other event occurs, which, in the judgment of the administrator necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan;

then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan and subject to certain provisions of the Code, adjust the number and type of shares of Common Stock subject to the Plan and which may, after the event, be made the subject of awards; the number and type of shares of Common Stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and the performance goals of an award.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change of control, as defined in the Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change of control provisions of the Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, including the Spin-Off, and without affecting the number of shares of Common Stock otherwise reserved or available under the Plan, authorize the issuance or assumption of awards, including the Replacement Awards, upon terms it deems appropriate.
We are also authorized to issue Replacement Awards in connection with the adjustment and replacement by MTW of certain awards previously granted by MTW.
Change of Control
Under the terms of the Plan, if there is a change of control of our Company, then, unless the participant is subject to an arrangement or policy that provides a more favorable result, the following will apply:

•
If the purchaser, successor or surviving entity (or parent thereof) (the “Surviving Entity”) so agrees, some or all outstanding awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Surviving Entity in the change of control transaction; provided that such assumption or replacement shall be permitted with respect to equity-based awards without participant consent only to the extent the assumed or Replacement Award, as the case may be, relates to publicly traded or otherwise liquid equity securities after the consummation of the change of control transaction and to the extent other appropriate adjustments in the terms and conditions of the award (including any performance goals) are made so that the participant is not disadvantaged solely as a result of the change of control. If applicable, each award assumed by the Surviving Entity shall be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control. Upon the participant’s termination of employment by the Surviving Entity without cause, or by the participant for good reason, in either case within twenty-four (24) months following the change of control, all of the participant’s awards that are in effect as of the date of such termination shall be vested in full or deemed earned in full (assuming the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination.

•	To the extent the Surviving Entity in the change of control transaction does not assume the awards or issue Replacement Awards as provided in the preceding paragraph:

(i)	Options and stock appreciation rights will become exercisable and we may cancel them for a cash payment.

(ii)
Unvested restricted stock and restricted stock units will vest on an accelerated basis, and participants holding such awards may elect to receive the change of control price per share for such restricted stock or restricted stock units.

(iii)
Recipients of performance shares and performance units may elect to receive a cash payment in exchange for the surrender of their awards equal to a pro rata portion of the value of such awards assuming the greater of target or projected actual performance.

(iv)
All incentive awards for which the performance period has not yet expired shall be deemed to have been earned pro rata, based on the number of whole months that have elapsed from the beginning of the relevant performance period to the date of the change of control, as if the performance goals are attained as of the effective date of the change of control at the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the change of control).

(v)
Each holder of an incentive award, performance share and/or performance unit that has been earned but not yet paid shall receive an amount of cash equal to the value of the incentive award, performance share and/or performance unit so earned.

(vi)	Dividend equivalent units will be paid out on a pro rata basis.

(vii)	Each holder of any type of award not subject to the foregoing provisions shall be entitled to receive a cash payment based on the value of the award as of the date of the change of control.
The terms of any awards that are subject to Code Section 409A will govern the treatment of such awards upon a change of control to the extent required for such awards to remain compliant with Code Section 409A, as applicable.
“Change of control” under the Plan means the occurrence of any one of the following:

•
Any person (other than an employee benefit plan of our Company or of any subsidiary of our Company and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of our Company representing 30% or more of the combined voting power of our then outstanding securities;

•
We are merged or consolidated with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of our Company outstanding immediately prior thereto continuing to represent more than 60% of the combined voting power of the voting securities of our Company or such surviving entity outstanding immediately after such merger or consolidation or our Company engages in a merger or consolidation effected to implement a recapitalization of our Company (or similar transaction) in which no person acquires 30% or more of the combined voting power of our then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving our Company will not be considered a change of control if we are the surviving corporation and shares are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of our Company immediately following the merger or consolidation;

•
We or any of our affiliates sell, assign or otherwise transfer assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds 50% of our consolidated book value, determined by us in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where our stockholders retain ownership of the transferred assets proportionate to their pro rata ownership interest in our Company shall not be a change of control;

•	Our Company dissolves and liquidates substantially all of its assets; or

•
At any time when the “continuing directors” cease to constitute a majority of the Board. For this purpose, a “continuing director” means the individuals who, at the effective date of the Plan, constitute the Board and any new directors (other than directors designated by a person who has entered into an agreement with us to effect a change of control transaction) whose appointment to the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the then-serving continuing directors.

If an award is considered deferred compensation subject to the provisions of Code Section 409A, then the administrator may include an amended definition of “change of control” in the award agreement issued with respect to such award as necessary to comply with, or as necessary to permit a deferral under, Code Section 409A.
The Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with us or any of our affiliates or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by us pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant.
(1)    Termination and Amendment of Plan and Awards
The Plan’s term is indefinite, in that it terminates when all shares reserved for issuance under the Plan have been issued, subject to our Board’s right to terminate the Plan at any time. In addition, our Board or the administrator may amend the Plan at any time, except:

•	our Board must approve any amendment to the Plan if we determine such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•
stockholders must approve any amendment to the Plan if we determine that such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, or any other applicable law; and

•
stockholders must approve any amendment to the Plan that materially increases the number of shares of Common Stock reserved under the Plan, the incentive stock option award limits or the per participant award limitations set forth in the Plan, that shortens the minimum vesting requirements under the Plan or that diminishes the provisions prohibiting repricing or backdating stock options and stock appreciation rights.

The administrator generally may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person who may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Common Stock is then traded, to the extent the administrator deems necessary to preserve favorable accounting or tax treatment of any award for our Company, or to the extent the administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.
The authority of the administrator to terminate or modify the Plan or awards will extend beyond the termination date of the Plan. In addition, termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
Cancellation; Disgorgement and Clawback
The administrator may terminate or cause a participant to forfeit an award, and require a participant to disgorge to us any gains attributable to an award, if the participant engages in any action constituting, as determined by the administrator in its discretion, cause for termination, or a breach of any agreement between the participant and us or one of our affiliates concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.
Any awards granted under the Plan, and any shares issued or cash paid pursuant to an award, will be subject to any recoupment or clawback policy that we adopt from time to time, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards.
Unless an award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the Plan.
Foreign Participation
To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines are necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This summary of some of the significant current U.S. federal income tax consequences of certain awards granted under the Plan is not a complete discussion of all of the federal income tax aspects of the Plan that may be important to you, and you should not construe it as tax advice. We have not included any discussion of state, local or foreign income or other tax laws. Also, federal tax laws generally, and those applicable to awards granted under the Plan in particular, are always subject to change and those changes sometimes have retroactive effect. You should consult with your own tax advisor with respect to the tax consequences of participating in the Plan.
Stock Options
There are generally two types of stock options that may be granted under the Plan, referred to as “non-qualified stock options” and “incentive stock options.” The two types of options have different tax consequences.
The grant of a non-qualified stock option under the Plan will create no income tax consequences to us or to the participant. If the option is considered a non-qualified stock option, then the participant will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the option price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).
The grant of an incentive stock option under the Plan, like the grant of a non-qualified stock option, will create no income tax consequences to us or to the participant. To the extent an option is an incentive stock option, however, a participant generally will recognize no income or gain upon the exercise of such incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights
The grant of a stock appreciation right under the Plan will create no income tax consequences to us or to the participant. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our Common Stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).
Restricted Stock
The grant of restricted stock under the Plan generally will not cause immediate income recognition by the participant or entitle us to an immediate deduction at the time of the grant, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time (less the amount, if any, the participant paid for such restricted stock). We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.
Restricted Stock Units
The grant of a restricted stock unit under the Plan generally will not cause immediate income recognition by the participant or entitle us to an immediate deduction at the time of the grant. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Shares
The grant of performance shares under the Plan will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Units
The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Incentive Awards
A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding income tax deduction.
Dividend Equivalent Units
A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or Common Stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Withholding
In the event we or any of our affiliates are required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares of our Common Stock acquired under an award, we may deduct (or require an affiliate to deduct) from any cash payments of any kind otherwise due the participant, or with the consent of the administrator, withhold shares of our Common Stock otherwise deliverable or vesting under an award, to satisfy such tax obligations. Alternatively, we may require such participant to pay to us, in cash, promptly on demand, or make other arrangements satisfactory to us regarding the payment to us, of the aggregate amount of any such taxes and other amounts.
If shares of our Common Stock are deliverable on exercise or payment of an award, then, unless restricted by the administrator and subject to such procedures as the administrator may specify, we may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (1) have us withhold shares otherwise issuable under the award, (2) tender back shares received in connection with such award, or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum statutory tax withholding obligations associated with the transaction to the extent needed for us to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the administrator requires. In any case, we may defer making payment or delivery under any award if any such tax may be pending unless and until indemnified to our satisfaction.
Additional Taxes Under Section 409A
Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% income tax and, potentially, interest and penalties. We have sought to structure the Plan, and we expect to seek to structure awards under the Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Section 409A. To the extent that we determine that any award granted under the Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
No Guarantee of Tax Treatment
Notwithstanding any provision of the Plan, we do not guarantee that (1) any award intended to be exempt from Section 409A of the Code is so exempt, (2) any award intended to comply with Section 409A or Section 422 of the Code does so comply, or (3) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will we or any of our affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.
Section 162(m) Limit on Deductibility of Compensation
Code Section 162(m) limits the deduction we can take for compensation we pay to our Chief Executive Officer and our three other highest paid officers other than our Chief Financial Officer (determined as of the end of each year) to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included when determining whether the $1 million limit has been met. The Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation.

Other Considerations
Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant under Code Section 4999. As described above, the Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with us or any of our affiliates or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by us pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant. If the amounts are paid in full, the 20% excise tax described above would apply and would be the sole responsibility of the participant.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
We are allowed to incorporate by reference the information contained in documents that we file with the SEC. By incorporating documents by reference into this prospectus, we can disclose important information to you by referring you to such documents, which are considered part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•	Current Reports on Form 8-K and 8-K/A filed on January 17, 2017, February 6, 2017, February 21, 2017, March 9, 2017, March 10, 2017, May 3, 2017 and May 4, 2017; and

•
The description of our Common Stock contained in the Company’s Information Statement, filed as Exhibit 99.1 to the Registration Statement on Form 10 initially filed on September 1, 2015 (Commission File No. 001-37548), including all amendments and reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under 9.01, is not incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of any of our filings with the SEC at no cost by writing or telephoning us at the following address:
Investor Relations
Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, FL 34655
Phone: (727) 375-7010

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We make available, free of charge at our internet site, www.welbilt.com, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, our proxy statements and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our SEC reports can be accessed through the investor relations section of our website. Although some documents available on our website are filed with the SEC, the information generally found on our website is not part of this or any other report we file with or furnish to the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part.
This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. The public may read and copy the registration statement and any materials that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains electronic versions of our reports on its website at www.sec.gov.

LEGAL MATTERS
Foley & Lardner LLP has passed upon the validity of the Common Stock on behalf of Welbilt.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$6,211
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Printing expenses	10,000
Miscellaneous expenses	3,789
Total	$50,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation, a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and (iv) any transaction from which the director derived an improper personal benefit.
Our Amended and Restated Bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
We have policies in place that insure our directors and officers and our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index, which is incorporated herein by reference.
ITEM 17. UNDERTAKINGS
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Port Richey, State of Florida, on May 10, 2017.

WELBILT, INC.

By:	/s/ Hubertus M. Muehlhaeuser
Hubertus M. Muehlhaeuser
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below on May 10, 2017.

SIGNATURE	TITLE
/s/ Hubertus M. Muehlhaeuser	President and Chief Executive Officer (Principal Executive Officer and Director)
Hubertus M. Muehlhaeuser

/s/ Haresh Shah	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Haresh Shah

*	Director, Chairperson of the Board
Cynthia M. Egnotovich

*	Director
Dino J. Bianco

*	Director
Joan K. Chow

*	Director
Thomas D. Davis

*	Director
Brian R. Gamache

*	Director
Andrew Langham

*    By:    /s/ Hubertus M. Muehlhaeuser
Hubertus M. Muehlhaeuser
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description
2.1
Master Separation and Distribution Agreement, dated March 4, 2016, between The Manitowoc Company, Inc. and the Company (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-37548), filed on March 9, 2016 and incorporated herein by reference).

4.1
Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37548), filed on March 9, 2017 and incorporated herein by reference).

4.2
Amended and Restated Bylaws of the Company, effective as of March 3, 2017 (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-37548), filed on March 9, 2017 and incorporated herein by reference).

4.l(a)
Indenture (including Form of Note), dated February 18, 2016, between MTW Foodservice Escrow Corp. and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-37548), filed on February 24, 2016 and incorporated herein by reference).

4.1(b)
First Supplemental Indenture, dated March 3, 2016, by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-37548), filed on March 9, 2016 and incorporated herein by reference).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney.

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